EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 7/2/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
5/5/2025	Sell	800	10.43
5/6/2025	Sell	385	10.42
6/4/2025	Sell	3,090	10.51
6/5/2025	Sell	333	10.52
6/9/2025	Sell	4,098	10.53
6/10/2025	Sell	3,994	10.53
6/11/2025	Sell	3,222	10.56
6/12/2025	Sell	1,723	10.58
6/13/2025	Sell	1,584	10.52
6/16/2025	Sell	8,293	10.52
6/17/2025	Sell	6,762	10.45
6/18/2025	Sell	4,129	10.47
6/20/2025	Sell	800	10.46
6/24/2025	Sell	747	10.52
6/25/2025	Sell	711	10.52
6/26/2025	Sell	3,778	10.47
6/27/2025	Sell	11,449	10.48
6/30/2025	Sell	6,622	10.50
7/1/2025	Sell	7,639	10.53
7/2/2025	Sell	13,756	10.51